Exhibit 21

LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization	Entity Type

Bullfrog Mines LLC	Delaware	Limited Liability Company

Rocky Mountain Minerals Corp.	Nevada	Corporation

Standard Gold Corp.	Nevada	Corporation

All subsidiaries are owned 100% by Augusta Gold Corp.